NEWS


FRB|WEBER SHANDWICK                                     RE: FTI CONSULTING, INC.
    FINANCIAL COMMUNICATIONS                                900 Bestgate Road
                                                            Annapolis, MD 21401
                                                            (410) 224-8770

FOR FURTHER INFORMATION:

AT FTI CONSULTING:                  AT FRB|WEBERSHANDWICK:

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
Jack Dunn                           Marilyn Windsor             Lisa Fortuna             Tim Grace
Chairman & CEO                      General Inquiries           Analyst Inquiries        Media Inquiries
(410) 224-1483                      (702) 515-1260              (312) 640-6779           (312) 640-6667
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FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 3, 2003

 FTI CONSULTING COMPLETES ACQUISITION OF DISPUTE ADVISORY SERVICES
                                BUSINESS OF KPMG

ANNAPOLIS, MD, NOVEMBER 3, 2003--FTI CONSULTING, INC. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today announced that it has completed its previously announced acquisition of the domestic Dispute Advisory Services (DAS) business of KPMG LLP for approximately $89.1 million in cash. The acquisition will be slightly accretive to FTI's earnings per share in 2003 and is expected to be accretive to earnings per share in 2004.

The DAS business assists clients in the analysis and resolution of all phases of complex claims and disputes in a variety of forums, including litigation, arbitration, mediation, and other forms of dispute resolution. Twenty-six KPMG partners, approximately 125 other billable professionals, plus support staff have joined FTI. The 26 DAS partners and two other members of the DAS leadership group have entered into five-year employment agreements and have become senior managing directors of FTI.

The DAS business was not historically operated by KPMG as a separate reporting unit of its forensic accounting and litigation support practice unit and was not separately accounted for financial reporting purposes. KPMG advised FTI that for the trailing 12 months ended September 30, 2003, the unaudited revenues associated with the 26 DAS partners were approximately $74.0 million. Future annual direct compensation and other costs associated with the transferred DAS partners and billable staff are expected to total approximately $43.5 million. Selling, general and administrative expenses are estimated at approximately $12.5 million, resulting in pro forma income from operations of approximately $18.0 million prior to one-time integration costs.

The purchase price did not include any working capital. Because FTI did not acquire the net working capital of DAS, the initial working capital, estimated at approximately $14.0 million, will be provided by FTI and reflected as a use of cash in operating activities for FTI's financial reporting purposes during the first three to four months after the acquisition.


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FTI CONSULTING, INC.
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ABOUT FTI CONSULTING

FTI Consulting is a multi-disciplined consulting firm with leading practices in the areas of turnaround, bankruptcy and litigation-related consulting services. Modern corporations, as well as those who advise and invest in them, face growing challenges on every front. From a proliferation of "bet-the-company" litigation to increasingly complicated relationships with lenders and investors in an ever-changing global economy, U.S. companies are turning more and more to outside experts and consultants to meet these complex issues. FTI is dedicated to helping corporations, their advisors, lawyers, lenders and investors meet these challenges by providing a broad array of the highest quality professional practices from a single source.

This press release includes "forward-looking" statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company's expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company's actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company's ability to realize cost savings and efficiencies, competitive and general economic conditions, and other risks described in the company's filings with the Securities and Exchange Commission.

                FTI IS ON THE INTERNET AT www.fticonsulting.com.



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